Exhibit 10.6

PURCHASE AND SALE AGREEMENT
(WITH ESCROW INSTRUCTIONS)
This Purchase and Sale Agreement (this “Agreement”) is entered into effective as of June 10, 2014 (the “Effective Date”) by AMCOR RIGID PLASTICS USA, INC., a Delaware corporation, as Seller (“Seller”), and ARCP ACQUISITIONS, LLC, a Delaware limited liability company, as Buyer (“Buyer”).
RECITALS
A.Buyer desires to purchase certain real estate (the “Property”) from Seller and Seller desires to sell the Property to Buyer, all as more particularly set forth in this Agreement. The street address, Building square footage, annual rent, Purchase Price and Deposit for the Property is listed on Exhibit A attached hereto. The Property will be leased at the Closing by Buyer to Seller (“Tenant”) in accordance with a triple net lease between Buyer and Tenant, in form reasonably acceptable to Buyer and Tenant, as further provided herein (the “Lease”).
B.    In consideration of the mutual covenants and undertakings set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer (each, a “Party” and, collectively, the “Parties”) agree as follows:
SUMMARY OF TERMS
Certain key terms of this Agreement are summarized below, but remain subject to the applicable detailed provisions set forth elsewhere in this Agreement.

Property:
Fee title to that certain parcel of real property located at 3201 Bearing Drive, Fanklin, IN 46131, as legally described on Exhibit A-1 attached hereto (the “Land”), together with all buildings thereon (each, a “Building” and, collectively, the “Buildings”) and including the related property and rights described in this Agreement.

Purchase Price:	$19,789,184.00 (the “Purchase Price
Deposit:	$989,459.00 (such amount, together with all interest earned or accrued thereon, the “Deposit”).
Study Period:	5:00 p.m. Mountain Standard Time (MST) on June 23, 2014 (the “Study Period”).
Closing Date:	5:00 p.m. Mountain Standard Time (MST) on June 27, 2014
Escrow Agent:
First American Title Insurance Company, National Commercial Services (“Escrow Agent”)
2425 E. Camelback Road, Suite 300
Phoenix, Arizona 85016
Attention: Brandon Grajewski
Tel: (602) 567-8145
Fax: (602) 567-8101
Email: bgrajewski@firstam.com

Notices Addresses for the Parties:

If to Seller:	Amor Rigid Plastics USA, Inc.
935 Technology Drive
Ann Arbor, MI 48108
Attn: Sheridan Attig
Tel: (734) 302-4380
Fax: (734) 302-2298
Email: sheridan.attig@amcor.com

with a copy to:	Amcor Rigid Plastics USA, Inc.
935 Technology Drive
Ann Arbor, MI 48108
Attn: Jennifer Bourgoin
Tel: (734) 302-2272
Fax: (734) 302-2298
Email: Jennifer.bourgoin@amcor.com

If to Buyer:    ARCP Acquisitions, LLC
c/o American Realty Capital Properties, Inc.
2325 E. Camelback Road, Suite 1100

Phoenix, AZ 85016
Attn: H. Curtis Keller
Tel: (602) 778-8700
Fax: (480) 449-7012
Email: ckeller@arcpreit.com

with a copy to:    ARCP Acquisitions, LLC
c/o American Realty Capital Properties, Inc.
2325 E. Camelback Road, Suite 1100
Phoenix, AZ 85016
Attn: Sarah Lanner
Tel: (602) 778-8700
Fax: (480) 449-7012
Email: slanner@arcpreit.com

Notice Provisions:	See Section 22.
Seller’s Diligence Contact for scheduling physical inspections of the Property:

Name: Mike O’Kelley
Tel: (317) 736-4313 Ext. 1175
Email: mike.okelley@amcor.com

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1.    PURCHASE AND SALE OF PROPERTY. Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, the Property upon and subject to the terms and conditions of this Agreement. As used in this Agreement,:
(a)    “Real Property” means and includes (i) the parcel of the Land, the respective Building, and all other buildings, improvements, building systems and fixtures located upon such Land; (ii) all tenements, hereditaments, easements and appurtenances pertaining to such Land or such Building; and (iii) all mineral, water, irrigation and other property rights of Seller, if any, running with or otherwise pertaining to such Land; and
(b)    “Property” means and includes (i) the Real Property; (ii) all of Seller’s interest, if any, in and to equipment, machinery and other tangible personal property used in connection with the ownership of the Real Property, if any, but specifically excluding any and all personal property, trade fixtures, unique or special HVAC systems such as the production HVAC system (above and beyond the industry standard office HVAC system installed at the Building) and any other property or trade fixtures owned by the Seller and used by the Seller in the operation of the Seller’s business from the Real Property (the “Personalty”); and (iii) all of Seller’s interest in and to the following affecting or relating to the Property: (1) all warranties and guaranties (the “Warranties”); (2) all development rights, utility capacities, approvals, permits and licenses (the “Permits”); (3) all surveys, engineering reports, environmental reports, plans, drawings, specifications, construction contracts, subcontracts, architectural and engineering agreements, and similar documents and agreements relating to the design, development, construction, maintenance or repair of the Property (the “Property Documents”); and (4) any other intangibles (the “Intangibles”).
2.    PURCHASE PRICE. The Purchase Price will be paid by Buyer as follows, in cash or other immediately available funds:
(a)    the Deposit will be deposited in escrow with Escrow Agent not later than two (2) business days following the receipt by Escrow Agent of a fully-executed original of this Agreement; and
(b)    the balance of the Purchase Price, as may be increased or decreased to account for any prorations, credits, or other adjustments required by this Agreement, will be deposited in escrow with Escrow Agent on or before the close of escrow (the “Closing”).
The “Opening of Escrow” means the receipt, countersignature and distribution by Escrow Agent of a fully-executed original of this Agreement, together with the receipt by Escrow Agent of the Deposit. Seller and Buyer agree to the escrow instructions attached hereto as Exhibit F and incorporated herein (the “Escrow Instructions”).
3.    DISPOSITION OF DEPOSIT. Seller and Buyer instruct Escrow Agent to place the Deposit in a federally insured interest-bearing account. The Deposit will be applied as follows: (a) if Buyer terminates this Agreement as to the Property in any situation where Buyer is permitted or deemed to do so under this Agreement (including without limitation any failure of a condition precedent under Section 13 below), the Deposit will be paid to Buyer, and neither of the Parties will have any further liability or obligation under this Agreement, except with respect to any obligations which are expressly stated in this Agreement to survive a termination prior to Closing (the “Surviving Obligations”); (b) if Seller terminates this Agreement as the result of an uncured default by Buyer as provided in Section 21(b) below, the Deposit will be paid to Seller; and (c) if escrow closes, the Deposit will be credited to Buyer, applied against the Purchase Price and paid to Seller at Closing.
4.    DELIVERY OF SELLER’S DILIGENCE MATERIALS. Seller will deliver to Buyer, not later than three (3) business days after the Effective Date and at no cost to Buyer, any information in Seller’s possession or control relating to the Property and described on Schedule 1 attached to this Agreement (collectively, “Seller’s Diligence Materials”). If Seller obtains new or updated information regarding the items described on Schedule 1 prior to Closing, Seller will immediately notify Buyer of such fact and will promptly deliver all such supplemental information to Buyer. Seller designates the contact person(s) so named in the Summary of Terms above as the representative of Seller through which Buyer may schedule any physical inspections of the Property (“Seller’s Diligence Contact”). Except as may be specifically provided elsewhere in this Agreement, Seller makes no representations or warranties as to the truth, accuracy, completeness, methodology of preparation or otherwise concerning any engineering or environmental reports or audits or any other materials, data or other information supplied to Buyer in connection with Buyer's inspection of the Property.
5.BUYER’S STUDY PERIOD.
(a)    Buyer will have until the expiration of the Study Period (as defined above) within which to negotiate a mutually acceptable form of the Lease with Tenant and conduct and approve any investigations, studies or tests desired by Buyer, in Buyer’s sole discretion, to determine the feasibility of acquiring the Property (collectively, “Buyer’s Diligence”).
(b)    Seller grants to Buyer and Buyer’s agents, employees and contractors the right to enter upon the Property, at any time or times prior to Closing, to conduct Buyer’s Diligence. Buyer will notify Seller’s Diligence Contact at least 24 hours prior to any entry and will not unreasonably interfere with or disrupt the business operations at the Property. Buyer will indemnify and hold Seller harmless from and against any damage, injury, claim or lien caused by the activities of Buyer or its agents on the Property, except that Buyer will have no obligation to indemnify Seller as a result of the discovery or presence of any pre-existing conditions, including any hazardous materials. Buyer will also maintain commercial general liability insurance with limits of at least $1,000,000 per occurrence and $2,000,000 aggregate and workers compensation insurance and will provide a certificate of insurance evidencing the same to Seller upon request. The foregoing indemnity and insurance obligations of Buyer shall survive any termination of this Agreement. Buyer will promptly pay when due all costs for tests and investigations conducted by or on behalf of Buyer for Buyer’s Diligence. Buyer will promptly restore the Property or any portion thereof where Buyer has performed any inspections to the same condition it was in prior to such inspection, subject to pre-existing conditions.

(c)    If, at any time prior to the expiration of the applicable Study Period, Buyer elects in its sole discretion not to proceed to acquire the Property, Buyer may terminate this Agreement by giving written notice of such termination to Seller and Escrow Agent, whereupon the Deposit shall be released to Buyer and neither of the Parties will have any further liability or obligation under this Agreement except for any Surviving Obligations. Buyer may expressly waive this termination right at any time prior to the end of the Study Period by giving written notice of such waiver to Seller and Escrow Agent, and the Study Period shall be deemed to end upon Buyer’s giving of such a waiver notice. Unless Buyer has given written notice to Seller and Escrow Agent expressly stating that Buyer elects to waive this termination right and proceed with the acquisition of the Property, then upon the expiration of the Study Period, Buyer shall be deemed to have terminated this Agreement in its entirety, whereupon the Deposit will immediately be paid by Escrow Agent to Buyer and neither of the Parties will have any further liability or obligation under this Agreement except for any Surviving Obligations.
(d)    The Parties expressly agree that the mutual agreements, covenants, obligations and undertakings set forth in this Agreement constitute sufficient consideration for each Party to create a legally binding agreement notwithstanding that Buyer may freely terminate this Agreement and receive a return of the Deposit at any time prior to the end of the Study Period.
(e)    Notwithstanding anything to the contrary in this Agreement, Seller hereby expressly authorizes Buyer’s consultant, IVI Environmental, Inc. (“Consultant”), to conduct a limited Phase II Environmental Site Assessment at the Property in accordance with the Proposal for Limited Phase II Environmental Site Assessment prepared by Consultant, dated June 5, 2014 (the “Phase II Assessment”), a copy of which has been delivered to Seller. Seller covenants to reimburse Buyer for the cost of the Phase II Assessment, which shall be certified to the Seller and the Buyer, such amount not to exceed $15,900 either at closing or within fifteen (15) days after the termination of this Agreement. If Seller fails to timely reimburse Buyer, then Seller will indemnify, defend and hold harmless Buyer from and against any claims relating to Seller’s failure to pay and all costs, expenses and liabilities incurred in defending against such claims, including without limitation reasonable attorneys’ fees and court costs. Buyer acknowledges that the Seller’s Due Diligence Materials and the Phase II Assessment are proprietary and confidential and were delivered to Buyer solely to assist Buyer in determining the feasibility of purchasing the Property. Buyer shall not use the Seller’s Due Diligence Materials nor the Phase II Assessment for any purpose other than as set forth in the preceding sentence. Until after Closing, and except as may be required by law or judicial proceedings, Buyer shall not disclose the contents of the Seller’s Due Diligence Materials and the Phase II Assessment to any person other than to those persons who are responsible for determining the feasibility of Buyer’s acquisition of the Property or third parties engaged by Buyer (or its affiliates) to assist in the acquisition of the Property. In the event Buyer does not purchase the Property pursuant to the terms of this Agreement, Buyer agrees to return the Seller’s Due Diligence Materials and the Phase II Assessment to Seller and to keep the contents of the same confidential in accordance with this Section provided that Buyer may keep copies of such documents as required by law or in accordance with Buyer’s document retention policy. The parties’ obligations set forth in this Section 5(e) will survive the Closing or termination of this Agreement.

6.TITLE AND SURVEY REVIEW.
(a)    Promptly after the Effective Date, Escrow Agent will deliver to Buyer and Seller a current title commitment for the Property (as may be updated, a “Commitment”) for the issuance to Buyer of an ALTA extended coverage owner’s policy of title insurance (the “Owner’s Policy”), together with complete, legible copies of all requirement and exception documents referenced in the Commitment.
(b)    As part of the Seller’s Diligence Materials, Seller delivered to Buyer a current ALTA As-Built survey of the property (the “Survey”). Promptly after the Buyer’s receipt of the Commitment and prior to the expiration of the Study Period, Buyer will cause Seller’s surveyor to update the Survey to reflect the Commitment and deliver such updated Survey to Escrow Agent, Seller and Buyer. The Owner’s Title Policy will contain extended coverage only if Buyer provides Escrow Agent with the Survey in a form satisfactory to the Escrow Agent. Buyer will promptly provide Seller with copies of the Survey after receipt thereof, even if in draft form.
(c)    Buyer will, by giving written notice (the “Title Notice”) to Seller and Escrow Agent prior to the earlier of (1) five (5) business days after receiving the Commitment and the Survey or (2) the expiration of the Study Period, either (i) approve the condition of title, or (ii) identify any matters set forth in the Commitment or the Survey for such Property to which Buyer objects (collectively, the “Objectionable Matters”). If no Title Notice for a Property is given by Buyer to Seller before the end of the Study Period, then Buyer shall be deemed to have approved of the condition of title for such Property and to have elected to waive its rights to terminate this Agreement under this Section 6(c).
(d)    If a timely delivered Title Notice identifies any Objectionable Matters, Seller will notify Buyer in writing (“Seller’s Title Response”) within one (1) business days after receiving the Title Notice whether Seller will cure those Objectionable Matters prior to the Closing Date in the manner requested by Buyer. If Seller does not agree to cure all the Objectionable Matters, then Buyer may elect, by giving written notice to Seller and Escrow Agent within one (1) business days after receiving Seller’s Title Response, to either (i) proceed with the acquisition of the subject Property notwithstanding the Objectionable Matters which Seller has not agreed to cure; or (ii) terminate this Agreement, in which case the Deposit will immediately be paid by Escrow Agent to Buyer, and neither of the Parties will have any further liability or obligation under this Agreement except for any Surviving Obligations.
(e)    If any Commitment is amended to include new exceptions or requirements after Buyer’s delivery of the Title Notice related to such Commitment, Buyer will have one (1) business days after Buyer’s receipt of the amended Commitment (and copies of any documents identified in the new exceptions or new requirements) within which to review and, if desired, object in writing to such new matters as Objectionable Matters. If Buyer so objects, the procedures and timelines set forth above will apply to govern any such objection, Seller’s response thereto and Buyer’s rights thereafter; provided however, that in no case shall the Closing Date be extended beyond the close of business June 27, 2014.

(f)    Notwithstanding the foregoing, in all events Seller will, at or prior to Closing, (i) pay in full and cause to be canceled and discharged (or otherwise cause Escrow Agent to insure over) all mechanics’ and contractors’ liens encumbering the Property as a result of work performed by or on behalf of Seller; (ii) pay in full all past due ad valorem taxes and assessments of any kind constituting a lien against the Property; and (iii) cause to be released all loan security documents which encumber the Property and any other monetary lien or encumbrance caused or created by Seller against the Property.
7.    CLOSE OF ESCROW. The Closing for the Property will occur on or before 5:00 p.m. MST on June 27, 2014 (the “Closing Date”). At Closing, the funds and documents deposited into escrow will be appropriately disbursed and distributed by Escrow Agent, and Seller will deliver possession of the Property to Buyer, all as required by and specified under this Agreement.
8.    THE TRANSFER DOCUMENTS. The Real Property will be conveyed by a special warranty deed in substantially the form attached hereto as Exhibit B (the “Deed”). The Personalty will be conveyed by a bill of sale in substantially the form attached as Exhibit C (the “Bill of Sale”). The Permits, Warranties, Property Documents and Intangibles will be assigned by an assignment agreement in substantially the form attached as Exhibit E (the “Assignment Agreement”). The Parties will supplement the foregoing with such additional documents, if any, as may reasonably be required to properly convey specific items of the Property. If the transfer of any Warranties requires the approval of the applicable warrantor or the satisfaction of any other conditions to such transfer, Seller will use commercially reasonable efforts to obtain such approvals and satisfy all such conditions by the applicable Closing Date. The Deed, Bill of Sale, Assignment Agreement, and the other closing documents required under this Agreement or otherwise delivered by the Parties at Closing for the Property are collectively referred to as the “Transfer Documents”. Seller and Buyer will deposit duly executed and (as appropriate) acknowledged originals of each of the Transfer Documents with Escrow Agent not later than the Closing Date.
9.    LEASE. In the event that, prior to the expiration of the Study Period, Buyer and Seller do not agree on and execute the Lease, which Lease shall be expressly contingent upon the closing hereunder, this Agreement shall automatically terminate without any further action by either Party, the Deposit will immediately be paid by Escrow Agent to Buyer, and neither of the Parties will have any further liability or obligation under this Agreement except for any Surviving Obligations.
10.    CLOSING COSTS. Seller will pay (a) the cost of the Owner’s Policy (but excluding any endorsements thereto), any related search or exam fees, and any endorsements required for Seller’s cure of any Objectionable Matters; (b) the costs of releasing all liens, judgments, and other encumbrances that are to be released and of recording such releases; (c) one-half the fees and costs due Escrow Agent for its services; (d) any transfer taxes typically imposed on sellers in the applicable jurisdiction; (e) documentary taxes, mansion taxes, leasehold taxes, recording charges, and other such fees or charges associated with the sale and conveyance of the Property; and (f) all other costs to be paid by Seller under this Agreement. Buyer will pay (i) any additional cost for a lender’s title policy and the costs of all endorsements to the Owner’s Policy (except any endorsements required for Seller’s cure of any Objectionable Matters) if required by Buyer; (ii) the cost of the Survey; (iii) one-half the fees and costs due Escrow Agent for its services; (iv) transfer taxes typically imposed on buyers in the respective jurisdiction; and (v) all other costs to be paid by Buyer under this Agreement. Except as otherwise provided in this Agreement, Seller and Buyer will each be solely responsible for and bear all of their own expenses, including without limitation any expenses of legal counsel, accountants, and other advisors incurred at any time in connection with pursuing or consummating the transactions contemplated hereby. Any other closing costs for the Property that are not specifically designated as the responsibility of either Party in this Agreement will be paid by Seller and Buyer according to the usual and customary allocation of the same by Escrow Agent for the Property’s locale. Seller agrees that all closing costs and charges payable by Seller may be deducted from Seller’s proceeds otherwise payable to Seller at Closing. Buyer will deposit with Escrow Agent sufficient cash to pay all of Buyer’s closing costs and charges.
11.PRORATIONS.
(a)    The Parties will each execute and deliver to Escrow Agent for the Closing a closing statement for the Property setting forth the portion of the Purchase Price, and all closing credits, prorations, charges, costs and adjustments contemplated by this Agreement. All prorations will be calculated as of the Closing Date by Escrow Agent, based upon the latest available information, with income and expense for the Closing Date being allocated to Buyer. All other credits and charges to Buyer and Seller will be similarly prorated as of the Closing Date. Real estate taxes and assessments will not be prorated since they will be the Tenant’s responsibility under the Lease. The Seller will be responsible for any such taxes and assessments accruing prior to the Closing Date.
(b)    If after Closing either Party discovers any errors, or receives additional information, indicating that the prorations were inaccurate, such Party will promptly notify the other and the Parties will correctly re-prorate the amounts in question. No such correction will be required later than twelve (12) months after the Closing Date unless prior to such date the Party seeking the correction has given a written notice to the other Party specifying the nature and basis for such correction. In the event of any re-proration under this Section, the Party owing funds will within thirty (30) days after determination remit to the other Party the amount shown to be due. The provisions of this Section 11 shall survive Closing.
12.    BUYER’S CONDITIONS PRECEDENT. In addition to all other conditions precedent set forth in this Agreement, Buyer’s obligations to close escrow and complete the purchase and sale of the Property under this Agreement is expressly subject to the following:
(a)    Seller’s deposit with Escrow Agent at Closing of the executed original Transfer Documents required of the Seller;
(b)    Seller’s deposit with Escrow Agent of (i) Escrow Agent’s customary form of “Owner’s Affidavit” and (ii) such additional affidavits, undertakings or other documents as may be reasonably required by Escrow Agent to allow for the deletion of any mechanics’ lien exceptions and other typical exceptions from the Owner’s Policy;

(c)    Escrow Agent’s irrevocable commitment to issue the Owner’s Policy in the amount of the Purchase Price in the form approved by Buyer pursuant to the terms of Section 6;
(d)    Seller’s delivery to Buyer of all Warranties, Permits, and Property Documents, if any, in the possession of Seller or Seller’s agents (including without limitation any warranties covering the roof or any other part of the Building); any Intangibles capable of physical delivery; and any property manuals, files;
(e)    All of the representations and warranties of the Seller are true and correct as of the Closing Date; and
(f)    Seller’s delivery to Buyer of a duly executed and acknowledged original of the Lease, executed in counterpart by Seller, and, if requested by Buyer, a short form of lease or memorandum of lease in form suitable for recording.
13.    NON-FOREIGN AFFIDAVIT. Seller will deposit with Escrow Agent prior to Closing a sworn affidavit (the “Non-Foreign Affidavit”) properly containing such information as is required by Section 1445(b)(2) of the Internal Revenue Code of 1986, as amended (the “Tax Code”). If Seller does not timely furnish the Non-Foreign Affidavit, Buyer may withhold (or direct Escrow Agent to withhold) from the Purchase Price the amount required to be so withheld pursuant to Section 1445(a) of the Tax Code, and such withheld funds will be deposited with the Internal Revenue Service as required by such Section 1445(a) and the regulations promulgated thereunder. The amount withheld, if any, shall nevertheless be deemed to be part of the Purchase Price paid to Seller.
14.    BROKER’S COMMISSION. The Parties warrant to one another that they have not dealt with any finder, broker or realtor in connection with this Agreement, except TG Real Estate Advisors (the “Broker”). Seller is responsible for payment of all commissions relating to this transaction to the Broker, and all commissions due will be paid at Closing. If any person (including the Broker) asserts a claim to any other finder’s fee, brokerage commission or similar compensation in connection with this Agreement, the Party under whom the finder or broker is claiming will indemnify, defend and hold harmless the other Party from and against any such claim and all costs, expenses and liabilities incurred in defending against such claim, including without limitation reasonable attorneys’ fees and court costs. The provisions of this Section shall survive Closing or any earlier termination of this Agreement.
15.    AS-IS CONVEYANCE. BUYER AGREES THAT, UPON THE CLOSING THEREOF, BUYER SHALL BE DEEMED TO HAVE ACCEPTED THE APPLICABLE PROPERTY IN ITS THEN EXISTING CONDITION, “AS IS, WHERE IS AND WITH ALL FAULTS” WITHOUT REPRESENTATION OR WARRANTY OF ANY KIND OR NATURE BY SELLER EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR THE APPLICABLE TRANSFER DOCUMENTS. Except as expressly provided for herein or in the Lease, Buyer hereby agrees upon the Closing to release Seller and to waive any and all future claims it may have against Seller. Buyer agrees that, prior to the end of the Study Period, Buyer or its duly authorized agents will have examined and investigated to Buyer's full satisfaction the physical, economic and legal condition of the Property, and made all other inquiries Buyer deemed necessary in connection with the transaction herein contemplated. Except as expressly set forth herein or in the Lease, Buyer is satisfied to purchase the Property in its "as is" condition as of the Effective Date, reasonable wear and tear from the Effective Date excepted. Except as expressly set forth in this Agreement or in the Lease, no representations, warranties or agreements of any kind whatsoever have been made by Seller in regard to the physical or operating condition of the Property, the condition of Seller's title thereto, freedom from defects, latent or patent, the income or profit to be derived from the Property, the expenses of operation and maintenance thereof, or any other matter or thing affecting or relating to the whole or any part of the Property, and no representation, covenant or warranty shall survive the Closing, other than the Surviving Obligations. In arriving at its decision to purchase the Property, Buyer did not rely upon any statements by Seller, Seller's agents or employees or anyone else acting or purporting to act on Seller's behalf, except as expressly set forth in this Agreement or in the Lease. Buyer acknowledges and agrees that the Property is to be acquired subject to all notes or notices of violations of law or municipal ordinances, orders or requirements noted in or issued by any governmental authority having jurisdiction thereof against or affecting the Property. The provisions of this Section 15 shall survive the termination of this Agreement or the Closing Date and shall not be deemed to have merged into any of the documents executed or delivered at the Closing. To the extent required to be operative, the disclaimers and warranties contained herein are "conspicuous" disclaimers for purposes of any applicable law, rule, regulation or order. Notwithstanding anything to the contrary in this Agreement, Seller acknowledges and agrees that Buyer’s release and waiver set forth in this Section 15 is not a release and/or waiver of any of (i) the Buyer’s rights as the landlord under the Lease or (ii) the obligations and liabilities of the tenant under the Lease, and that, notwithstanding the release and waiver language in this Section 15, Buyer may pursue all of its rights and remedies available to it under the Lease.
16.    RISK OF LOSS. Seller shall bear all risk of loss resulting from or related to damage of or to a Property or any part thereof which may occur prior to Closing (a “Casualty”). Seller shall also bear all risk of loss resulting from or related to a taking or condemnation of a Property or any part thereof if, prior to Closing, written notice of a proposed condemnation or taking is received, a condemnation proceeding is commenced, a condemnation proceeding is concluded, or all or any part of the Property is conveyed in lieu of condemnation (any such taking or condemnation event being a “Condemnation”). If a Casualty or Condemnation occurs with respect to the Property, Seller will immediately give written notice of such event to Buyer. In the event of a Condemnation or Casualty which (i) gives Seller the right to terminate the Lease or abate rent thereunder; (ii) results in a loss of greater than Two Hundred Fifty Thousand and No/100 Dollars ($250,000); (iii) is not covered by Seller’s or Tenant’s insurance or if such insurance is not for full replacement cost; (iv) Buyer’s lender refuses to consummate the loan to Buyer as a result of such Casualty or Condemnation; or (v) any of the foregoing determinations cannot be made prior to the Closing, then either Buyer or Seller may, at either party’s sole option by giving written notice to the other party and Escrow Agent prior to the Closing Date terminate this Agreement in which case the Buyer will receive a return of its Deposit, this Agreement shall terminate and neither party shall have any further obligations hereunder other than any Surviving Obligations. If any Casualty or Condemnation occurs which does not result in a termination of this Agreement, Seller will, at Closing and as a condition precedent thereto, pay Buyer or credit Buyer against the Purchase Price the amount of any insurance or condemnation proceeds attributable to such event, or assign to Buyer, as of the Closing Date and in a form acceptable to Buyer, all rights or claims to the same, and (if a Casualty) credit to Buyer an amount equal to any deductible under Seller’s insurance policy.
17.    SELLER’S REPRESENTATIONS AND WARRANTIES.
(a)    Seller represents and warrants to Buyer as of the Effective Date and again as of the Closing Date that to the Seller’s actual knowledge, without investigation or inquiry:
(i)    Seller is the fee title owner of the Real Property and has full power and authority to execute, deliver and perform under this Agreement and the Transfer Documents, and no consent of any third party is required for Seller to enter into this Agreement and perform Seller’s obligations hereunder;
(ii)    there are no actions or proceedings pending or threatened against Seller which may in any manner whatsoever affect the validity or enforceability of this Agreement or any of the Transfer Documents;
(iii)    the execution, delivery and performance of this Agreement and the Transfer Documents have not and will not constitute a breach of or default under any other agreement, law or court order under which Seller is a party or may be bound;
(iv)    there are no unrecorded leases, liens or encumbrances which may affect title to the Property (other than the Lease); any existing financing secured by the Property or any part thereof will be satisfied and discharged in full at or prior to Closing and any liens or encumbrances relating thereto will be terminated and released of record at or prior to Closing (except equipment of fixture filings which may exists as to Seller’s retained property not being transferred to Buyer hereunder); and Seller does not have any defeasance, lender approval or prepayment obligations with respect to any existing financing which will delay the Closing;
(v)    (1) no written notice of violation has been issued to Seller with regard to any applicable regulation, ordinance, requirement, covenant, condition or restriction relating to the present use or occupancy of the Property by any person, authority or agency having jurisdiction which has not been cured and (2) there is no impending or contemplated Condemnation affecting the Property;
(vi)    there are no suits or claims pending or threatened with respect to or in any manner affecting the Property, nor does Seller know of any circumstances which should or could reasonably form the basis for any such suits or claims;
(vii)    Seller has not taken any action to change the present use or zoning of or other entitlements or land-use permissions or restrictions upon the Property, and there are no such proceedings pending;
(viii)    except as may be detailed in any environmental documents included in Seller’s Diligence Materials, there does not exist and neither Seller nor its affiliates have caused, any material generation, production, location, transportation, storage, treatment, discharge, disposal, release or threatened release upon, under or about the Property of any Hazardous Materials in violation of any laws. “Hazardous Materials” means any flammables, explosives, radioactive materials, hazardous wastes, hazardous and toxic substances or related materials, asbestos or any material containing asbestos (including, without limitation, vinyl asbestos tile), or any other substance or material defined as a “hazardous substance” by any federal, state, or local environmental law, ordinance, rule or regulation including, without limitation, the Federal Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, the Federal Hazardous Materials Transportation Act, as amended, the Federal Resource Conservation and Recovery Act, as amended, and the rules and regulations adopted and promulgated pursuant to each of the foregoing;
(ix)    Seller has not entered into and will not enter into, and there is not existing, any other agreement, written or oral, under which Seller is or could become obligated to sell the Property or any portion thereof to a third party;
(x)    all amounts due and payable by Seller under any applicable reciprocal easement agreement or declaration of covenants, conditions and/or restrictions affecting the Property (the “REA’s”) have been paid in full and no default of Seller exists under any of the REA’s and, no default of any other party exists under any of the REA’s;
(xi)    the annual net rent under the Lease in effect as of the Effective Date is as stated on Exhibit A;
(xii)    all amounts presently due and payable, and all obligations presently performable, by Seller with respect to the Property have been paid and performed in full and no default of Seller exists with respect to the Property;
(xiii)    if Seller receives notice or knowledge of any additional information regarding any of the matters set forth in this Section 17 prior to Closing, Seller will immediately give written notice to Buyer of the same.
(b)    Further, Seller hereby covenants that unless Buyer otherwise grants Buyer’s prior written consent, which consent may be withheld in Buyer’s sole discretion:
(i)    Seller will pay (or cause to be paid) in full prior to the Closing Date all bills or other charges, costs or expenses arising out of or in connection with or resulting from Seller’s use, ownership, or operation of the Property, including without limitation all general real estate taxes, assessments and personal property taxes due with respect to the Property up to the Closing Date, except for any item to be prorated at Closing in accordance with this Agreement; and
(ii)    Seller will (1) continue to operate the Property as heretofore operated; (2) maintain the Property in its current condition (reasonable wear and tear excepted) and perform routine and required maintenance and replacements; (3) pay prior to Closing all sums due for work, materials or services furnished or otherwise incurred in the ownership, use or operation of the Property; (4) comply with all governmental requirements applicable to the Property; and (5) not, by voluntary or intentional act or omission, cause or create any easements, encumbrances, or liens to arise or to be imposed upon the Property or to allow any amendment or modification to any existing easements or encumbrances.
All representations and warranties made in this Section 17 by Seller shall survive Closing for a period of six (6) months. The parties agree that if on or prior to Closing Buyer becomes aware (either by way of Seller's notice or otherwise) that any representation or warranty of Seller is inaccurate, incomplete, incorrect or misleading, and whether or not Buyer elects to close the transaction (as opposed to terminating this Agreement), Buyer shall have no claim against Seller in connection with a breach of such representation or warranty and shall not look to Seller for any redress or relief thereof. The Buyer may not assert a claim against the Seller if at the time of the Closing the Buyer had knowledge of such breach and nonetheless proceeded with the Closing. After the Closing Date, Seller will indemnify and hold Buyer harmless from and against any claims, loss, damage, liability and expense, including without limitation reasonable attorneys’ fees and court costs, which Buyer may incur by reason of any misrepresentation by Seller; provided however, that Buyer and Seller agree that if subsequent to the Closing Date, Buyer first becomes aware that any representation or warranty of Seller is inaccurate, incomplete, incorrect or misleading, the maximum aggregate liability of the Seller for breaches of the representations and warranties herein shall not exceed One Million and No/100 Dollars ($1,000,000). Purchaser and Seller agree that the words “Seller’s knowledge” and words of similar import shall mean the actual knowledge of Mike O’Kelley, the Plant Manager of the Property; provided that so qualifying Seller’s knowledge shall in no event give rise to any personal liability on the part of said manager or any other officer or employee of Seller, on account of any breach of any representation or warranty made by Seller herein. All rights of Buyer hereunder with respect to any surviving representation or warranty shall be deemed waived if Buyer does not, by written notice to Seller, advise Seller of any alleged breach of representation or warranty within six (6) months of the Closing Date.
18.    BUYER’S REPRESENTATIONS AND WARRANTIES. Buyer represents and warrants to Seller as of the Effective Date and again as of the Closing Date that:
(a)    Buyer has full power and authority to execute, deliver and perform under this Agreement and the Transfer Documents, and no consent of any third party is required for Buyer to enter into this Agreement and perform Buyer’s obligations hereunder;
(b)    there are no actions or proceedings pending or, to Buyer’s knowledge, threatened against Buyer which may in any manner whatsoever affect the validity or enforceability of this Agreement or any of the Transfer Documents;
(c)    the execution, delivery and performance of this Agreement and the Transfer Documents have not and will not constitute a breach or default under any other agreement, law or court order under which Buyer is a party or may be bound; and
(d)    if Buyer receives notice or knowledge of any additional information regarding any of the matters set forth in this Section 18 prior to Closing, Buyer will immediately give written notice to Seller of the same.

All representations and warranties made in this Section 18 by Buyer shall survive Closing for a period of six (6) months. After the Closing Date, Buyer will indemnify and hold Seller harmless from and against any claims, loss, damage, liability and expense, including without limitation reasonable attorneys’ fees and court costs, which Seller may incur by reason of any misrepresentation by Buyer; provided however, that Buyer and Seller agree that if subsequent to the Closing Date, Seller first becomes aware that any representation or warranty of Buyer is inaccurate, incomplete, incorrect or misleading, the maximum aggregate liability of the Buyer for breaches of the representations and warranties herein shall not exceed One Million and No/100 Dollars ($1,000,000). All rights of Seller hereunder with respect to any surviving representation or warranty shall be deemed waived if Seller does not, by written notice to Buyer, advise Buyer of any alleged breach of representation or warranty within six (6) months of the Closing Date.
19.    ASSIGNMENT. Except as provided below, this Agreement may not be assigned by either Seller or Buyer without the prior written consent of the other Party, which consent will not be unreasonably withheld. Notwithstanding the foregoing, Buyer may assign its rights under this Agreement, in whole or in part, to any entity or entities affiliated with, controlled by, or under common control with Buyer without seeking or obtaining Seller’s consent, including specifically (but without limitation) ARCP ID Franklin IN, LLC. The assignee will execute an instrument whereby such assignee assumes the obligations of Buyer under this Agreement with respect to the Property covered by such assignment. No assignment by Buyer shall release or otherwise relieve Buyer from any obligations. Notwithstanding anything contained herein to the contrary, the Buyer may not assign this Agreement to any entity affiliated with, controlled by, or under common control with one of Seller’s competitors in the packaging industry.
20.DEFAULT; REMEDIES.
(a)    If Seller breaches this Agreement (including without limitation a breach of any representation or warranty of Seller or the failure of Seller to satisfy any condition precedent to Closing that is within Seller’s control) with respect to the Property and such breach is not cured within five (5) days of receiving written notice from Buyer, Buyer may at Buyer’s sole option either: (i) by written notice given to Seller and Escrow Agent terminate this Agreement as to the Property, whereupon this Agreement shall terminate, Buyer shall receive a return of its Deposit, and Seller will promptly reimburse Buyer for all reasonable out-of-pocket and third-party expenses (including without limitation reasonable attorneys’ fees and costs) incurred by Buyer in connection with Buyer’s due diligence or this transaction, not to exceed Fifty Thousand and No/100 US Dollars ($50,000); and neither of the Parties will have any further liability or obligation under this Agreement except for any Surviving Obligations; or (ii) seek specific performance against Seller, in which event the Closing Date will be automatically extended as necessary for Buyer to prosecute such action; provided however, that Buyer must file an action for such specific performance within sixty (60) days of the Closing Date or Buyer shall be deemed to have elected to proceed under Section 20(a)(i). Notwithstanding the foregoing, if specific performance is made unavailable as a remedy to Buyer by Seller’s affirmative acts or intentional omissions, Buyer will be entitled to pursue all rights and remedies available at law or in equity.

(b)    If Buyer breaches this Agreement (including without limitation a breach of any representation or warranty of Buyer) and such breach is not cured prior to Closing, Seller may, as Seller’s sole and exclusive remedy for such breach, by written notice given to Buyer and Escrow Agent terminate this Agreement and receive the Deposit as Seller’s agreed and total liquidated damages, it being acknowledged and agreed by the Parties that it would be difficult or impossible to determine Seller’s exact damages, and the Deposit represents a reasonable estimate of those damages. Upon such termination by Seller, neither of the Parties will have any further liability or obligation under this Agreement except for any Surviving Obligations. SELLER WAIVES ANY RIGHT TO SEEK ANY OTHER REMEDIES AGAINST BUYER, INCLUDING ANY EQUITABLE OR LEGAL REMEDIES.
(c)    The provisions of this Section 21 shall not limit any rights or remedies either Party may have after Closing with respect to those provisions of this Agreement that survive Closing (including for any misrepresentation or breach of warranty) or under the Transfer Documents or any other documents entered into pursuant to this Agreement.
21.    NOTICES. All notices under this Agreement must be sent either by (a) telecopier, (b) a reputable national overnight courier service, (c) personal delivery, or (d) registered or certified US mail, return receipt requested. Notices from or signed by the legal counsel for a Party shall be equally effective as a notice from such Party itself. The addresses to be used for notices are those set forth in the Summary of Terms above, or such other addresses as a Party may from time to time direct by notice given in accordance with these requirements. If sent by telecopier, a notice shall be deemed given when such receipt of the telecopy transmitted to the number is received, and shall be deemed received on that same day unless given after 5:00 p.m. in the receiving location, in which case such receipt shall be the next business day. If personally delivered, a notice shall be deemed given and received upon such delivery. If sent by overnight courier service, a notice shall be deemed given upon deposit with such courier and deemed received upon actual receipt or refusal of delivery at the notice address. If sent by registered or certified mail, a notice shall be deemed given and received on the third business day after deposit into the US Mail.
22.    ATTORNEYS’ FEES. If there is any litigation or arbitration between the Parties to determine or enforce any provisions or rights arising under this Agreement, the unsuccessful Party in such proceeding will pay to the successful Party all costs and expenses incurred by the successful Party in connection therewith, including without limitation reasonable attorneys’ fees and court costs. The determinations of which Party is the “successful Party” and the amount of such fees, costs and expenses to be awarded to the unsuccessful Party shall be made by the judge or arbitrator in such proceeding.
23.    Intentionally Deleted.
24.    SELLER’S CONDITIONS PRECEDENT. In addition to all other conditions precedent set forth in this Agreement, Seller’s obligations to close escrow and complete the purchase and sale of the Property under this Agreement is expressly subject to the following:
(a)    Buyer’s deposit with Escrow Agent at Closing of the executed original Transfer Documents required of the Buyer;

(b)    Buyer’s deposit with Escrow Agent such affidavits, undertakings or other documents as may be reasonably required by Escrow Agent to allow for the deletion of any mechanics’ lien exceptions and other typical exceptions from the Owner’s Policy;
(c)    All of the representations and warranties of the Buyer are true and correct as of the Closing Date; and
(d)    Buyer’s delivery to Seller of a duly executed and acknowledged original of the Lease, executed in counterpart by Buyer, and a short form of lease or memorandum of lease in form suitable for recording.
25.    1031 EXCHANGE. Each Party may structure its purchase or sale, as applicable, as part of a like-kind exchange under Section 1031 of the Tax Code. Each Party will if requested reasonably cooperate with the other (at no cost or liability to the cooperating Party) in effectuating such a like-kind exchange, including signing such documents as may reasonably and customarily be required to accomplish such exchange; provided, however, that the Closing Date will not thereby be delayed and the cooperating Party will not be required to incur any additional liability or undertake any additional obligations as a result of any such like-kind exchange. The Party employing the like-kind exchange structure will pay all costs and expenses associated with effectuating such exchange.
26.    MISCELLANEOUS. This Agreement constitutes a binding agreement between Seller and Buyer for the sale and purchase of the Property subject to the terms set forth in this Agreement. Subject to the limitations set forth in this Agreement, this Agreement shall bind and inure to the benefit of the Parties and their respective successors and assigns. This Agreement constitutes the entire agreement between the Parties pertaining to the sale and purchase of the Property, and unless expressly stated otherwise all prior and contemporaneous agreements, representations, negotiations and understandings of the Parties regarding this transaction (including without limitation any Letter of Intent), whether oral or written, are superseded and merged herein. The foregoing sentence shall in no way affect the validity of any instruments subsequently executed by the Parties as contemplated by this Agreement. No modification, waiver, amendment or discharge of or under this Agreement shall be valid unless contained in a writing signed by the Party against whom enforcement is sought. If Seller consists of more than one person or entity, the liability of each such person or entity shall be joint and several. No waiver by Seller or Buyer of a breach of any of the terms, covenants or conditions of this Agreement shall be construed or held to be a waiver of any succeeding or preceding breach of the same or any other term, covenant or condition contained herein. The headings of this Agreement are for reference only and shall not limit or define the meaning of any provision of this Agreement.
27.    TIME OF ESSENCE. Time is of the essence of this Agreement. When used in this Agreement, the term “business day” means any day which is not a Saturday, Sunday or legal holiday. If this Agreement specifies that a time period expires or that an action be taken on a date which is not a business day, such date shall be deemed extended to the next succeeding day which is a business day, and any successive time periods shall be deemed extended accordingly.

28.    SEVERABILITY. If any one or more of the covenants, agreements, conditions, provisions, or terms of this Agreement is, in any respect or to any extent (in whole or in part), held to be invalid, illegal or unenforceable for any reason, all remaining portions thereof which are not so held, and all other covenants, agreements, conditions, provisions, and terms of this Agreement, will not be affected by such holding, but will remain valid and in force to the fullest extent permitted by law.
29.    SURVIVAL. To the extent that the performance of any covenant or other obligation of a Party in or pursuant to this Agreement or the Transfer Documents is contemplated to occur or continue after the Closing, the same shall not merge with the transfer of title to the Property, but shall remain in effect until fulfilled (subject to any express limitation thereon set forth in this Agreement).
30.    APPROVALS; FURTHER ACTS. The Parties agree that for all matters in this Agreement requiring the consent or approval of any Party, unless otherwise expressly provided in this Agreement any such consent or approval will not be unreasonably withheld, conditioned or delayed.
31.    GOVERNING LAW. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Indiana.
32.    COUNTERPARTS; ELECTRONIC DELIVERY. This Agreement and any related documents may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Documents executed by the Parties but delivered by facsimile, “pdf” or other electronic means will be accepted with the same effect as original ink-signed “hard copy” versions (an “Executed Original”) of such documents, provided that (a) if expressly requested by the other Party or Escrow Agent, a Party will promptly also deliver one or more Executed Originals of any such document; (b) all Transfer Documents which are to be recorded must be delivered by the signing Party to Escrow Agent as Executed Originals; and (c) at least one Executed Original of this Agreement must be provided by Seller to Escrow Agent, which Escrow Agent will deliver to Buyer upon the Opening of Escrow.
33.    INCORPORATION OF EXHIBITS AND SCHEDULES. All Exhibits and Schedules attached to this Agreement are considered to be a part of this Agreement and are fully incorporated herein by this reference to the same extent as though set forth at length.
34.    OFAC. Each Party represents and warrants to the other, and to Escrow Agent, that (a) such Party is not knowingly acting, directly or indirectly, for or on behalf of any person, group, entity or nation named by any Executive Order or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked person, entity, or nation pursuant to any law that is enforced or administered by the Office of Foreign Assets Control, or engaging in, instigating or facilitating this transaction for or on behalf of any such person, group, entity or nation; (b) such Party is not engaging in this transaction, directly or indirectly, in violation of any laws relating to drug trafficking, money laundering or predicate crimes to money laundering; and (c) none of the funds of such Party to be utilized in this transaction have been or will be derived from any unlawful activity with the result that such Party or the Property is subject to seizure, forfeiture or other such remedy or that this Agreement or the transactions hereunder are or will be in violation of law. The provisions of this Section shall survive Closing or any earlier termination of this Agreement.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Seller and Buyer have caused this Agreement to be executed by their duly authorized and empowered representatives as of the Effective Date above.

SELLER:	AMCOR RIGID PLASTICS USA, INC.
a Delaware Corporation

By: /s/ Jennifer Bourgoin
Name (Print): Jennifer Bourgoin
Title: Vice President and General Counsel

BUYER:	ARCP ACQUISITIONS, LLC, a Delaware limited liability company

By: /s/ Todd J. Weiss
Name (Print): Todd J. Weiss
Title: Authorized Officer

ESCROW AGENT’S ACCEPTANCE
The foregoing fully executed Agreement is accepted by the undersigned, as the “Escrow Agent” hereunder, as of the 13th day of June, 2014. Escrow Agent accepts the engagement to handle the escrow established by this Agreement in accordance with the terms set forth in this Agreement, including without limitation the Escrow Instructions, and acknowledges its receipt of the Deposit.
FIRST AMERICAN TITLE INSURANCE COMPANY
By: /s/ Brandon Grajewski
Name (Print): Brandon Grajewski
Title: Escrow Officer